Exhibit 99.1

Coach Reports Fourth Quarter and Fiscal Year Earnings Per Share of $0.86 and $3.53, up 27% and 21%, Respectively

NEW YORK--(BUSINESS WIRE)--July 31, 2012--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today reported sales of $1.16 billion for its fourth fiscal quarter ended June 30, 2012, compared with $1.03 billion reported in the same period of the prior year, an increase of 12%. Net income for the quarter totaled $251 million, with earnings per diluted share of $0.86. This compared to net income of $202 million and earnings per diluted share of $0.68, in the prior year’s fourth quarter, increases of 24% and 27%, respectively.

For the fiscal year, net sales rose 15% to $4.76 billion from $4.16 billion the prior fiscal year while net income increased 18% to $1.04 billion from $881 million. In addition, diluted earnings per share rose 21% to $3.53 from $2.92.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “I’m pleased that we were able to once again achieve strong double-digit sales and earnings gains for our fiscal fourth quarter and full year. We made significant progress against our key initiatives – aggressively growing our international business, becoming a market leader in the Men’s accessories category and harnessing the power of the digital world. In FY12, we accelerated the acquisition of key Asian domestic distributors and grew our distribution rapidly in emerging luxury markets such as China.”

“During the fourth quarter our international sales remained robust, driven by both distribution and productivity increases. In North America, however, an increasingly promotional environment led to lower growth than expected in factory stores. As a result, we responded by reinstating our prior practice of in-store couponing in a cross section of factory locations late in the period. It’s important to note that we have significant pricing flexibility and a variety of marketing levers available in this channel, which allow us to balance productivity gains and margin improvement.”

For the quarter, operating income totaled $371 million on a non-GAAP basis, 19% above the $312 million reported in the year-ago period, while operating margin was 32.1% versus 30.3%. During the quarter, gross profit rose 13% to $838 million from $741 million reported a year ago, while gross margin was 72.6% versus 71.8%. SG&A expenses, as a percentage of net sales, totaled 40.5%, compared to the 41.5% reported in the year-ago quarter. During the quarter, the company recorded certain items including a favorable tax settlement. As a result, the company made charitable contributions which precisely offset the benefit of the tax settlement to net income and earnings per share. Therefore, on a GAAP basis, operating income for the fourth quarter was $352 million with a 30.4% margin and the SG&A expense ratio was 42.1%.

For the full year, operating income totaled $1.55 billion on a non-GAAP basis, 17% above the $1.33 billion reported in the year ago period, also on a non-GAAP basis, while operating margin was 32.6% versus 32.0%. During the year, gross profit rose 15% to $3.47 billion from $3.02 billion a year ago. Gross margin was 72.8% versus 72.7% a year ago. SG&A expenses, as a percentage of net sales, totaled 40.2%, compared to the 40.7% reported in fiscal 2011. During both FY12 and FY11 the company recorded certain items including favorable tax settlements. As a result, and in both years, it made charitable contributions which precisely offset the benefit of these tax settlements to net income and earnings per share. Therefore, on a GAAP basis, operating income for the fiscal year 2012 was $1.51 billion with a 31.7% margin and the SG&A expense ratio was 41.0%. This compared to fiscal year 2011 operating income of $1.30 billion on a GAAP basis, with an operating margin of 31.4% and an SG&A expense ratio of 41.3%.

The company also announced that during the fourth fiscal quarter, it repurchased and retired about 2.5 million shares of its common stock at an average cost of $67.79, spending a total of $169 million. For the full year, the company repurchased and retired about 10.7 million shares at an average cost of $65.49, spending a total of $700 million. At the end of the period, approximately $260 million remained under the company’s present repurchase authorization.

Fourth fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

•	Direct-to-consumer sales, which now include Singapore and Taiwan, increased 13% to $1.05 billion in the fourth quarter from $924 million last year. North American same store sales for the quarter rose 1.7% on a comparable basis. China results continued to be exceptional with overall sales growth of 60% and same store sales rising at a double-digit rate. Sales at Coach Japan increased 16% versus prior year in constant currency and rose 18% in dollars.

For the full year, direct-to-consumer sales rose 16% to $4.23 billion from $3.65 billion generated in fiscal 2011. Overall, North American same store sales for the fiscal year rose 6.6% on a comparable basis. In China, sales exceeded $300 million and rose over 60%, driven by both new store openings and double-digit increases in same store sales. Fiscal 2012 sales at Coach Japan were up 6% in constant currency and rose 12% in dollars.

•	Indirect sales were even with prior year on a comparable basis at $108 million in the fourth quarter driven by international wholesale shipments while shipments into U.S. department stores declined. At POS, international sales rose significantly – driven by both distribution and same location sales gains - while U.S. department store sales decreased moderately on a year-over-year basis in the quarter.

For the full year, indirect sales rose 4% on a comparable basis to $531 million from $512 million recorded for fiscal 2011. During the fiscal year, both international sales at POS and shipments into this channel rose compared to prior year levels, driven by both distribution and same location sales. U.S. wholesale shipments and POS sales at U.S. department stores both declined slightly.

During the fourth quarter of fiscal 2012, the company opened four net new North American retail stores, while opening seven factory stores – including five dedicated Men’s stores. This brought the total to 354 retail stores and 169 factory stores in North America as of June 30, 2012. In China, 11 net locations were opened, bringing the total to 96. In Japan, Coach opened two Men’s retail locations and a factory store. Therefore, at the end of the quarter there were 187 total locations in Japan. As previously announced, during FY12 the company acquired the domestic retail Coach businesses in Singapore and Taiwan. At year-end, as a result of these acquisitions and two subsequent openings the company operated seven locations in Singapore and 27 in Taiwan.

Mr. Frankfort continued, “We’re particularly excited about the just-introduced, dual-gender Legacy lifestyle collection. Inspired by our heritage, grounded in leather and featuring distinctive Coach elements, it is our largest product launch in many years. It is being supported by visual merchandising enhancements in our stores and a comprehensive marketing plan including digital, print and outdoor. This iconic collection provides a new foundation for the brand, targeting multi-generational consumers whom are both classic and stylish in their preferences.”

“As we look forward to FY13, we are mindful of balancing the impact of the muted consumer environment in North America and a softening global macroeconomic outlook with our optimism around the launch of Legacy, Men’s and the strong international expansion opportunities for Coach. Additionally, FY13 will be an investment year, as we amplify our actions to drive long-term growth. Most significant is our acceleration of the acquisition of the domestic retail operations of key Asian distributors – including those in Malaysia and Korea in the first quarter - and the further development of the infrastructure to support our global growth. In addition, we’re distorting investments in the digital space to strengthen our capabilities and deepen our engagement with consumers. We expect that together these investments will result in modest deleverage in FY13.”

“Our goals remain unchanged. We’re committed to achieving double-digit top- and bottom-line growth over our planning horizon. We have a business model that generates significant cash flow and we’re in a position to invest in our brand while continuing to return capital to shareholders,” Mr. Frankfort concluded.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, July 31, 2012. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," “confidence,” “trends,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” "continue," "project," "guidance," “target,” "forecast,” “achieve,” "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011 for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended June 30, 2012 and July 2, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		YEAR ENDED
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net sales	$1,155,191	$1,031,675	$4,763,180	$4,158,507

Cost of sales	317,044	291,136	1,297,102	1,134,966

Gross profit	838,147	740,539	3,466,078	3,023,541

Selling, general and
administrative expenses	486,517	428,447	1,954,089	1,718,617

Operating income	351,630	312,092	1,511,989	1,304,924

Interest income, net	365	261	720	1,031

Other expense	(1,886)	(1,668)	(7,046)	(4,736)

Income before provision for income taxes	350,109	310,685	1,505,663	1,301,219

Provision for income taxes	98,679	108,204	466,753	420,419

Net Income	$251,430	$202,481	$1,038,910	$880,800

Net income per share

Basic	$0.88	$0.70	$3.60	$2.99

Diluted	$0.86	$0.68	$3.53	$2.92

Shares used in computing
net income per share

Basic	286,311	291,163	288,284	294,877

Diluted	291,778	298,722	294,129	301,558

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended June 30, 2012 and July 2, 2011
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	June 30, 2012				July 2, 2011
	GAAP Basis	Tax	Charitable	Non-GAAP Basis	GAAP Basis
	(As Reported)	Adjustment	Contribution	(Excluding Items)	(As Reported)

Selling, general and
administrative expenses	$486,517	$-	$18,939	$467,578	$428,447

Operating income	$351,630	$-	$(18,939)	$370,569	$312,092

Income before provision for income taxes	$350,109	$-	$(18,939)	$369,048	$310,685

Provision for income taxes	$98,679	$(11,553)	$(7,386)	$117,618	$108,204

Net income	$251,430	$11,553	$(11,553)	$251,430	$202,481

Diluted Net income per share	$0.86	$0.04	$(0.04)	$0.86	$0.68

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended June 30, 2012 and July 2, 2011
(in thousands, except per share data)
(unaudited)

	YEARS ENDED
	June 30, 2012				July 2, 2011
	GAAP Basis	Tax	Charitable	Non-GAAP Basis	Non-GAAP Basis
	(As Reported)	Adjustment	Contribution	(Excluding Items)	(Excluding Items)

Selling, general and
administrative expenses	$1,954,089	$-	$39,209	$1,914,880	$1,692,939

Operating income	$1,511,989	$-	$(39,209)	$1,551,198	$1,330,602

Income before provision for income taxes	$1,505,663	$-	$(39,209)	$1,544,872	$1,326,897

Provision for income taxes	$466,753	$(23,917)	$(15,292)	$505,962	$446,097

Net income	$1,038,910	$23,917	$(23,917)	$1,038,910	$880,800

Diluted Net income per share	$3.53	$0.08	$(0.08)	$3.53	$2.92

	YEAR ENDED
	July 2, 2011
	GAAP Basis	Tax	Japan	Charitable	Non-GAAP Basis
	(As Reported)	Adjustment	Donation	Contribution	(Excluding Items)

Selling, general and
administrative expenses	$1,718,617	$-	$4,809	$20,869	$1,692,939

Operating income	$1,304,924	$-	$(4,809)	$(20,869)	$1,330,602

Income before provision for income taxes	$1,301,219	$-	$(4,809)	$(20,869)	$1,326,897

Provision for income taxes	$420,419	$(15,517)	$(2,022)	$(8,139)	$446,097

Net income	$880,800	$15,517	$(2,787)	$(12,730)	$880,800

Diluted Net income per share	$2.92	$0.05	$(0.01)	$(0.04)	$2.92

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 30, 2012 and July 2, 2011
(in thousands)
(unaudited)

	June 30,	July 2,
	2012	2011
ASSETS

Cash, cash equivalents and short term investments	$917,215	$702,038
Receivables	174,462	142,898
Inventories	504,490	421,831
Other current assets	208,361	185,621

Total current assets	1,804,528	1,452,388

Property and equipment, net	644,449	582,348
Other noncurrent assets	655,344	600,380

Total assets	$3,104,321	$2,635,116

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$155,387	$118,612
Accrued liabilities	540,398	473,610
Current portion of long-term debt	22,375	795

Total current liabilities	718,160	593,017

Long-term debt	985	23,360
Other liabilities	392,245	406,170

Stockholders' equity	1,992,931	1,612,569

Total liabilities and stockholders' equity	$3,104,321	$2,635,116

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations and Corporate Communications